EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Prosperity Bancshares, Inc. on Form S-4 of our report dated February 14, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Accounting Standards No. 142 “Goodwill and Other Intangible Assets”), appearing in the Annual Report on Form 10-K of Prosperity Bancshares, Inc. for the year ended December 31, 2002 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

June 10, 2003